Exhibit 99.1

GRAY ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

ATLANTA, November 8, 2024 -- Gray Television, Inc. (“Gray”) (NYSE: GTN) announced today that its Board of Directors has authorized a quarterly cash dividend of $0.08 per share of its common stock and Class A common stock. The dividend is payable on December 31, 2024, to shareholders of record at the close of business on December 13, 2024.

About Gray Television:

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 36 percent of US television households. The portfolio includes 77 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 43 markets totaling nearly 1.5 million Hispanic TV Households. We also own Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control include Gray’s inability to provide expected future payment of dividends, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

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Gray Contacts:

www.gray.tv.

Jeff Gignac, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333